Exhibit 99.1

For more information, contact:
Marge Sorge, Metaldyne
734-207-6597 (office)
734-578-6507 (mobile)

Tina Kozak, Metaldyne
734-207-6713 (office)
313-550-1901 (mobile)

MEDIA RELEASE
For Immediate Release

Metaldyne and Asahi Tec Amend Terms of Acquisition Primarily to Address Increased
Bondholder Consent Costs

PLYMOUTH, MI — November 27, 2006 — Metaldyne Corporation announced today that it has agreed to amend the terms of its previously announced acquisition by Asahi Tec Corporation primarily to address the higher than anticipated costs of obtaining consents from Metaldyne’s noteholders.

As previously disclosed by Metaldyne, Asahi Tec has informed Metaldyne that it believes agreements in principle have been reached on key financial terms for obtaining consents with representatives of Metaldyne’s two largest note issues.  Metaldyne expects to pay approximately $48 million in consent fees to noteholders to obtain their consents.  The economic terms of the merger agreement have been adjusted to reflect these increased costs and the impact of recent production cuts by Metaldyne’s largest customers.  The merger consideration that would have been payable to Metaldyne’s common stockholders and series B preferred stockholder have been reduced.  In addition, the revised agreement increases the amount of required equity from Asahi Tec for the transaction from a maximum of $175 million to $200 million.

“Metaldyne and Asahi Tec remain committed to combining and realizing value for their respective stakeholders,” said Tim Leuliette, Metaldyne’s chairman and chief executive officer.  “This transaction makes sense strategically, technically and tactically. We intend to move forward quickly to close the merger.”

Under the amended deal, the 3 percent of Metaldyne’s common stockholders that are not parties to a Metaldyne stockholders agreement will receive at least $2.57 in cash for each share of Metaldyne common stock, and may receive a higher price if Asahi Tec’s average stock price is higher at closing than at signing of the amended merger agreement.  Under the amended deal, the holders of 97 percent of Metaldyne’s common stock that are parties to a Metaldyne stockholders agreement will receive $1.5243 in cash for each share of Metaldyne’s common stock.  The 97 percent holders remain obligated to reinvest their merger proceeds in Asahi Tec common stock at the originally agreed price of ¥206 per share, as was the case under the original deal.  The adverse impact of the increased costs of obtaining consents was materially offset by the benefit that Metaldyne’s common stockholders and series B preferred stockholder would have derived to date from an increase in trading prices of the Asahi Tec common stock subsequent to the original merger announcement.  Under the original deal terms, the 97 percent stockholders and series B stockholder would have realized value through the appreciation of the Asahi Tec common stock in which they were committed to reinvest and the remaining 3 percent of common stockholders would have benefited from an adjustment in their per share merger consideration.

The difference in cash merger consideration per share between the 97 percent common stockholders and the remaining common stockholders is intended to result in all common stockholders being treated on an essentially economically equivalent basis at the time of signing by taking account of the value that the 97 percent stockholders will receive when they reinvest their merger proceeds in Asahi Tec common stock at the originally agreed price of ¥206, using an exchange rate of ¥117.205 per $1.00.

Metaldyne is targeting a closing by January 15, 2007, but the transaction may close sooner if the conditions in the merger agreement are satisfied or waived.  Metaldyne intends to file, as soon as possible, an amended information statement/proxy statement for the revised transaction with the Securities and Exchange Commission.  Metaldyne also plans to begin formal consent solicitations for its 10% senior notes due 2013 and its 11% senior subordinated notes due 2012 as soon as possible on terms reflecting discussions with steering committees purporting to represent a majority of the outstanding notes of each such issue.

Details of Amended and Restated Transaction Agreements

The transaction has been amended to provide, among other things, that 3 percent of Metaldyne’s common stockholders that are not parties to a Metaldyne stockholders agreement will receive at least $2.57 for each share of Metaldyne common stock, and may receive a higher price if Asahi Tec’s average stock price is higher at closing than at signing of the amended merger agreement.

Holders of 97 percent of Metaldyne’s common stock that are parties to a Metaldyne stockholders agreement will receive $1.5243 for each share of Metaldyne’s common stock and have confirmed their agreements to reinvest their reduced merger proceeds in a private placement of Asahi Tec common stock at the price of ¥206 originally agreed on August 31, 2006, resulting in a reduced investment in Asahi Tec.  Based on the terms of the originally signed merger agreement, the 97 percent stockholders would have been entitled to reinvest in Asahi Tec common stock worth approximately $3.69 per Metaldyne share by reason of the improvement in the Asahi Tec common stock price subsequent to the August 31st signing, determined as of November 17, 2006.  The reduced value of the 97 percent stockholders’ Asahi Tec investment as a result of the revised transaction is proportionate to the reduction in value for the other stockholders.  The 97 percent stockholders remain subject to the adverse impact on their reinvestment from declines in the Asahi Tec common stock price.

The merger consideration payable to Metaldyne’s series B preferred stockholder, Heartland Industrial Partners, L.P., has been ratably reduced as well.  The series B preferred stockholder has confirmed its agreement to reinvest its reduced merger proceeds in a private placement of Asahi Tec common stock at the price originally agreed on August 31, 2006, resulting in a reduced investment in Asahi Tec.  The remaining Metaldyne preferred stockholders also confirmed their agreement to reinvest their proceeds in Asahi Tec convertible preferred stock to be issued in a private placement on the same terms as previously agreed to by them.

The amount of equity required to be contributed by Asahi Tec in Metaldyne has been increased to $200 million to address the higher anticipated costs of the transaction and to obtain revised debt commitments.  Asahi Tec will obtain $185 million of these funds by issuing common stock to its largest shareholder, RHJI, and RHJI’s co-investors, Mitsui & Co., Ltd. and CHUO MITSUI Growth Capital Investment Limited Partnership II.  Asahi Tec will obtain the balance of $15 million from Metaldyne’s largest stockholder, Heartland Industrial Partners, L.P., at the same per share price as being paid by RHJI and its co-investors.  RHJI will remain the largest stockholder of Asahi Tec.

Closing of the merger is subject to customary conditions, including accuracy of representations and warranties, U.S. and Japanese regulatory approvals, the closing of the private placements to Metaldyne’s reinvesting stockholders and Heartland and common stockholder approvals at Asahi Tec and Metaldyne.  Asahi Tec has solicited and obtained the approval of the merger by holders of a majority of Metaldyne’s common stock.  In addition, the applicable waiting periods have expired under the Hart-Scott-Rodino Antitrust Improvements Act and under French and German antitrust regulations and Metaldyne does not believe there are any material regulatory impediments to closing the merger at this time, apart from the need to timely clear an information statement/proxy statement with the United States Securities and Exchange Commission.  Asahi Tec has also solicited and obtained the approval of its shareholders to the transactions contemplated by the private placement agreements with the reinvesting stockholders; however, this approval, which was obtained on November 16, 2006, will expire after January 16, 2007 so that, if the merger is not closed by that date, Asahi Tec would need to call another shareholders meeting following a new required notice period of between eight and 10 weeks.  The merger agreement has been modified to extend its scheduled expiration date to March 15, 2007.  There can be no assurance that a new approval could be timely obtained or that the merger conditions will be satisfied at the relevant time.

The closing of the merger also is subject to the refinancing of Metaldyne’s senior bank debt and accounts receivable securitization.  Asahi Tec has obtained revised commitments from lenders for this purpose.  These commitments are subject to customary conditions, including conditions pertaining to the absence of a material adverse change at Metaldyne and Metaldyne’s compliance with a pro forma consolidated leverage ratio at closing and adequate revolving credit availability under a borrowing base.  The Merger Agreement provides that Asahi Tec may elect not to close if both the Company’s corporate credit ratings from Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group are not at least B3/B- or better (with a stable outlook) and the cost of the new senior term loans under the new credit facilities are greater than LIBOR plus 450 basis points, but this level has been modified to 500 basis points if the closing occurs after December 31, 2006.

The merger agreement has been modified to delete the condition that a minimum amount of Metaldyne’s 10% senior subordinated notes due 2014 and 11% senior subordinated notes 2012 be tendered in a tender offer and funds that would otherwise have been used for a tender offer are being used to reduce senior bank debt.  There remains a condition pertaining to receipt of certain consents and waivers to permit the transactions (including a waiver of the bonds’ change of control provisions) from holders of a majority of each issue of Metaldyne’s 11% senior subordinated notes due 2012, 10% senior subordinated notes due 2014 and 10% senior notes due 2013.

Metaldyne believes that Asahi Tec has reached an agreement in principle on the financial terms upon which the requisite consents will be granted with committees comprised of holders of its 10% senior notes and its 11% senior subordinated notes purporting to represent a majority of the outstanding notes of each issue and believes these terms to be acceptable to the holder of its 10% senior subordinated notes due 2013 as well.  Discussions have continued since that date on matters pertaining to, among other things, the specific terms of the covenants to be modified and the terms of an intercreditor agreement to be entered into among collateral agents for the holders of notes and an intercreditor agent for the senior bank lenders.  It is a condition to the merger agreement that bondholder consents be obtained on specified terms reflecting Asahi Tec’s most recent position with the steering committees.  In addition, it is a condition to the Merger Agreement that an intercreditor agreement among a collateral agent for noteholders and an intercreditor agent for the senior bank lenders be entered into on terms required by the senior lenders.  There are a number of material issues that have been identified by these steering committees that remain unresolved.  Since discussions are continuing, there remains a material risk that consents cannot be achieved on the terms required by the Merger Agreement or otherwise.

Metaldyne’s previous announcement concerning its intention to distribute shares of TriMas Corporation common stock that it owns, subject to the occurrence of the Merger and certain other conditions, to Metaldyne common stockholders of record one business day prior to the consummation of the Merger has not been affected by the revised merger terms.

There can be no assurance that the conditions to the merger, including those in the financing commitments and stock purchase agreements relating to reinvestment of merger proceeds, will be satisfied.

Metaldyne was advised by Lazard Freres & Co. on this transaction.  Asahi Tec was advised by Deutsche Bank Securities Inc., NikkoCitigroup Ltd. and Mizuho Corporate Advisory Co., Ltd.

This communication is not a solicitation of a proxy from any security holder of Metaldyne.  Metaldyne will file a Form 8-K and an amended information/proxy statement, with the Securities and Exchange Commission as soon as practicable.  WE URGE INVESTORS TO READ THE AMENDED INFORMATION/PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov.

About Asahi Tec

Headquartered in Shizuoka, Japan, Asahi Tec (TSE:  5606) primarily designs, manufactures and sells ductile iron cast auto parts for truck and construction machinery OEMs, aluminum casting parts for truck and passenger car OEMs and aluminum wheels for automobile OEMs.  Asahi Tec also designs, manufactures and sells environmental systems, equipment and development technologies used by local governments and municipalities and electrical hardware and equipment used by electricity generators.  The company employs more than 3,500 employees at facilities in Japan, Thailand and China.

About RHJ International

RHJ International (Euronext:  RHJI) is a limited liability company organized under the laws of Belgium, having its registered office at Avenue Louise 326, 1050 Bruxelles (Belgium).  It is a diversified holding company focused on creating long-term value for its shareholders by acquiring and operating businesses in attractive industries in Japan and elsewhere.

About Metaldyne

Metaldyne is a leading global designer and supplier of metal-based components, assemblies and modules for transportation related powertrain and chassis applications including engine, transmission/transfer case, wheel-end and suspension, axle and driveline, and noise and vibration control products to the motor vehicle industry.

Headquartered in Plymouth, Mich., Metaldyne had annual revenues of approximately $1.9 billion in 2005.  The company employs more than 6,500 employees at 38 facilities in 14 countries.

Cautionary Information regarding Forward-Looking Statements

Statements in this press release regarding the proposed transaction which are not historical facts are “forward-looking” statements, as that term is defined by the federal securities laws.  Forward-looking statements include certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with Metaldyne’s outlook concerning future results, based on information available at the time of this press release.  All forward-looking statements are inherently uncertain as they are based upon various expectations and assumptions concerning future events, and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements.  We caution readers not to place undue reliance on the forward-looking statements, and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

Important factors upon which the forward-looking statements presented in this press release are premised include:  (a) receipt of regulatory, shareholder and other necessary third party consents and approvals without unexpected delays or conditions; (b) timely implementation and execution of merger plans; (c) retention of customers and critical employees; and (d) successful management of any impact from declines in North American automobile and light truck builds.  In addition, the ability of Metaldyne to achieve the expected results with Asahi Tec also will be affected by the effects of competition (in particular the response to the proposed transaction in the marketplace), the effects of general economic and other factors beyond the control of Metaldyne, and other risks and uncertainties described from time to time in Metaldyne’s public filings with the Securities and Exchange Commission, as further identified below.

Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this press release include general economic conditions in the markets in which we operate and industry-based factors such as:  declines in North American automobile and light truck builds, reductions in outsourcing by our automotive customers, increases in our raw material and energy costs, labor costs and strikes at our major direct and indirect customers and at our facilities, dependence on significant automotive customers, the level of competition in the automotive supply industry and pricing pressures from our customers, technological developments that could competitively disadvantage us, and risks associated with conducting business in foreign countries.  In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this report such as substantial leverage, limitations imposed by our debt instruments, the adequacy of our liquidity to meet our capital expenditures and other cash requirements, our ability to identify attractive and other strategic opportunities and to successfully integrate acquired businesses including actions we have identified as providing cost-saving opportunities.

We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.